Exhibit 10.3

MARKETING AGREEMENT

THIS MARKETING AGREEMENT (“Agreement”) made as of this 9 day of March, 2004 between Vaso Active Pharmaceuticals, Inc., Inc. (“VAPH’) with a place of business at 99 Rosewood Drive, Danvers, Massachusetts, 01923, and M2G Media, Inc. and its Associates, (“M2G”) with a place of business at 6 Capstone, Irvine, CA, 92606.

WITNESSETH:

WHEREAS, M2G is in the business of marketing consumer products through direct to consumer television marketing, and;

WHEREAS, VAPH has developed an innovative Over-the-Counter pain reliever to treat arthritis and muscle and joint pain currently marketed under the names “Osteon” and “Athlete’s Relief” (the” “Product”);

WHEREAS, VAPH wishes to engage M2G to market the Product in the direct to consumer marketplace (Further defined to include other direct response media: television, internet, radio, and other direct response media); and will allow M2G to exclusively own its own label and technology name (“Penitron”) for the products in all markets;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Marketing and Promotion

1.1           M2G shall have the right, at its option, to advertise, promote, market, sell and otherwise distribute Product through a direct to consumer television and all other marketing and distribution channels in North America.  In addition, in the event that the minimum sales numbers, defined in paragraph 9.3, are achieved, M2G shall have marketing exclusivity for its label and technology name (“Penitron”) throughout the world. This right shall be an exclusive right as further defined elsewhere in this document.  The entire cost of the marketing effort, including promotional programs, shall be born by M2G.

1.2           M2G shall have the right to duplicate, distribute and prepare derivative works of all copyrighted elements of the Product in all media, now known or hereafter created.

1.3           M2G shall have the exclusive right to specify and determine the form and content of all packaging, invoices, advertising, and all associated promotional and merchandising materials for sale and marketing of the Product.

1.4           All right, title and interest in and to the entire editorial, visual, audio and graphic content of all advertisements and promotional materials developed by and for the Product by

M2G with M2G’ s trademark, in connection with this Agreement shall be and remain the sole property of M2G.  However, all product packaging must contain the following:

“This product is formulated using an advanced technology developed by VasoActive Pharmaceuticals” or similar language to be supplied by VAPH.

In addition, M2G

1.5           Should M2G elect to conduct any clinical studies using the Product, or contract with others to perform any clinical studies using the Product on its behalf such clinical studies shall be the property of both VAPH and M2G.  VAPH shall have the right on fourteen (14) business days prior notice, to review these studies.  VAPH agrees that it will not use or disclose such clinical studies without M2G’s prior written consent, which may not be unreasonably withheld.

2.             Product

2.1           VAPH represents and warrants that:

(a)                                  The Product shall contain only wholesome, first quality ingredients, which are not in a damaged or degraded condition and which comply in all respects with and/or have received all required approvals required by applicable governmental regulations, laws and rules and/or quality assurance standards regarding safety, efficacy, packaging/labeling and/or content including, without limitation, the Pure Food and Drug Act;

(b)                                 The Product are effective for their intended purpose and VAPH will promptly replace or refund the cost of any identified defective or damaged Product (in the case of damaged Product, so long as VAPH has been notified of such damage within ten (10) business days of M20’ s receipt of such damaged Product and in the case of defective Product within ten (10) days of M2G’s actual knowledge that such Product are defective), or Product not conforming with applicable laws, regulations, or rules.  This provision does not apply to products shipped by M2G into the retail trade.  Damages and/or returns incurred in the normal course of trade shall be M2G’s responsibility;

(c)                                  The manufacture and sale of the Product does not infringe upon any patent;

(d)                                 All information provided to M2G by VAPH with respect to the Product is accurate, true and correct and all claims made by VAPH, regarding the Product can be substantiated.  M2G shall submit for VAPH review and approval and VAPH will review and approve (as appropriate) the accuracy of all promotional, marketing and advertising materials submitted by M2G to VAPH.  VAPH shall have no responsibility for determining whether the contents of such materials conform to legal requirements with respect thereto, it being understood that such responsibility shall remain with M2G.

3.             Pricing and Payment Terms

3.1           M2G shall purchase the product from VAPH on a wholesale basis. VAPH will outsource product manufacturing to an independent third party manufacturer that will produce the product to VAPH’S specifications and protocol. VAPH will be responsible, in its sole discretion, for choosing the contract manufacturer and all trade secrets, production protocol that is not public domain will remain trade secrets to VAPH.

3.2           M2G’s Product purchase price per unit shall be $6.00 per unit per unit (FOB Danvers) provided that a marketing rebate of $1.50 per unit shall be provided for the first unit purchased by a household. All other units shall be priced at the $6.00 level. A unit is defined as the initial sale to an individual or household of a unit or units packaged comparably to the current Osteon packaging.

3.3           VAPH has the right, after year 2 to increase price but only if the raw material cost increases by more than 10%. In that event, VAPHI can raise the price only by the amount of the cost increase. M2G shall have the right with 14 business day advance written notice, to audit VAPH’S books and records to ascertain the product cost increase This audit right may be exercised by M2G only once each calendar year.

3.4           M2G agrees to the following payment terms: For the first order of 10,000 product units, VAPH will produce the product and ship to M2G with M20’s payment due net 30 days from deliver to M2G. On all orders thereafter, the payment terms consist of twenty-five (25%) paid on order placement; twenty-five (25%) percent paid on delivery and fifty (50%) paid within 30 days of delivery.

4.             Shipping: Accepting and Filling Orders

4.1           VAPH shall fulfill orders issued from M2G within 90 days from order placement. Minimum order size is 10,000 product units. All orders will be shipped vIa common carrier to M2G’s warehouse under M2G’s shipping carriers. Shipping costs from Danvers will be the responsibility of M2G. Further, it is M2G’s responsibility to ship the Product to its accounts. in the event that VAPH fails to ship Product to M2G within the 90 day order placement period, the cost of an expedited shipment (three day air) of the product to M2G shall be borne by VAPH.

5.             Authority - Reliance

5.1           VAPH represents and warrants to M2G as follows:

(a)                                  VAPH has all requisite power and authority to execute, deliver and perform this Agreement, to grant all rights granted to M2G hereunder, and has duly authorized, by all necessary action, the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

(b)                                 The execution and delivery by VAPH of this Agreement and the performance by it of its obligations hereunder do not and will not conflict with or result in a breach of or a default of any other agreements, instrument, order, law or regulation applicable to VAPH, or by which it may be bound.

(c)                                  VAPH acknowledges that M2G has entered into this Agreement in express reliance upon the representations and warranties made by M2G in this Agreement.  Should any representation or warranty prove to be false in any material respect, such breach shall constitute grounds for termination of this Agreement in accordance with Section 7.

5.2           By M2G. M2G represents and warrants to VAPH as follows:

(a)                                  M2G has all requisite power and authority to execute, deliver and perform this Agreement, and has duly authorized, by all necessary action, the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

(b)                                 M2G acknowledges that VAPH has entered in this Agreement in express reliance upon the representations and warranties made by M2G in this Agreement.  Should any representation or warranty prove to be false in any material respect, such breach shall constitute grounds for termination of this Agreement in accordance with Section 7.

(c)                                  The execution and delivery by M2G of this Agreement and the performance by it of its obligations hereunder do not and will not conflict with or result in a breach or default of any other agreement, instrument, order, law or regulation applicable to M2G or by which it may be bound.

6.             Indemnification

6.1           By VAPH.  VAPH shall indemnify, defend and hold harmless M2G and its officers, directors, employees, agents, successors and assigns from and against any and all costs, damages, liabilities, and expenses whatsoever, including, without limitation, damages, judgments, awards, costs and reasonable attorneys’ fees and disbursements which M2G may incur or become obligated to pay arising out of or resulting from (i) the activities or VAPH pursuant to this Agreement, (ii) the breach by VAPH of any of its representations, warranties, covenants, obligations or duties under this Agreement, and (iii) the costs incurred by M2G to enforce this indemnity, provided, however, that VAPH shall not be liable to M2G for consequential damages, and, provided, further that VAPH shall not be liable for damages occasioned by regulatory interference with the marketing by M2G of the Product.

6.2           By M2G.  M2G shall indemnify, defend and hold harmless VAPH and its officers, directors, employees, agents, successors and assigns, from and against any and all Costs, damages, liabilities, and expenses whatsoever, including, without limitation, damages, judgments, awards, costs and reasonable attorneys’ fees and disbursements which VAPH may incur or become obligated to pay arising out of or resulting from (i) the activities of M2G pursuant to this Agreement, or (ii) the breach by M20 of any of its representations, warranties, covenants, obligations, or duties under this Agreement.

7.             Term — Termination

7.1           The term of this Agreement shall commence as of the date hereof continue indefinitely unless a breach of this contract occurs;

7.2           In the event of a breach of any representation, warranty, covenant, obligation or duty by a party, and said breach is not cured within thirty (30) days after receipt of written notice thereof; the other party may terminate this Agreement. Such termination shall be without prejudice to any rights or remedies at law or in equity, which may be available to the non-breaching party.

7.3           Upon the termination of this Agreement, M2G shall retain indefinitely the rights to process those orders for Product that were placed prior to the effective date of termination and accept those orders from Customers with whom M2G was negotiating or whom M2G had solicited prior to the effective date of termination,. Termination of this Agreement shall not affect the rights of the parties with respect to the intellectual property rights provided herein and the Indemnities shall survive the termination of this Agreement.

8.             Further Actions.

The parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purpose and intent of this Agreement.

9.             Exclusivity

9.1           M2G shall have the exclusive rights to market the Product with its own private label and technology name for 6 months t in the North American direct television market. Further, M20 shall have exclusive private label and private technology marketing rights in retail and all other distribution channels. In the event that the marketing minimums, defined in paragraph 9.3 are achieved when established after 6 months, the aforementioned rights shall be conveyed on a global basis as well.

9.2           Product is defined as the menthol based topical analgesic employing VAPH’s PENtoCORE technology and currently marketed under the name Osteon and Athlete’s Relief.

9.3           M2G shall have the exclusive rights to the Product in the North American television direct sales marketplace and all other distribution channels (“Territory”), for their private label branded product and private named technology for the term of this Agreement, provided, however, that to maintain such exclusivity, M2G must achieve a minimal sales volumes in the Territory which will be set by both parties within 6 months from the date of this contract following the test marketing period. Said Agreement on future minimums will not be unreasonably withheld by either party.

9.4           Other than the right to market Product, which contains VAPH’s patented technology, nothing in this Agreement conveys any right to VAPH’s intellectual property to M2G.

9.5           In the event that M2G is in compliance with the term of this Agreement and this Agreement is in full force and effect or extensions thereto, neither VAPH nor its licensees will compete with M2G in the direct response media markets within the OTC pain category.

10.                               Products to be Developed

10.1         VAPH will develop additional products using its PENtoCORE technology as requested by M2G.  M2G will submit to VAPH an outline of the proposed product specifics.  VAPH will then develop a budget for the development of the new product (including the manufacturing estimates and wholesale cost to M2G) which will be submitted to M2G for approval. VAPH’S scientists will begin development when the budget is approved by M2G and the first installment payment is made.

10.2         With any new Product developed for M2G, M2G will own the world wide rights to market that application.  However, any transdermal intellectual property developed by or through the development work shall remain the property of VAPH.  Further, VAPH is not barred from competing in the marketplace with a comparable, though not identical product, provided however, that M2G will also be provided with a negotiated exclusivity period.

10.3         The manufacture and pricing of the new application will fall under the terms of an Agreement to be submitted with the budget and pre-approved by M2G.

11.                               Miscellaneous

11.1         If any provision of this Agreement is, or is declared to be, invalid or unenforceable, such invalidity or unenforceability shall not effect either the balance of such provisions, to the extent it is not invalid or unenforceable, or the remaining provisions hereof.

11.2         Except for the further writing and agreements contemplated hereby, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect to the subject matter hereof No amendment of this Agreement shall be effective unless embodies in a written instrument executed by all of the parties.

11.3         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

11.4         The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns, provided, however, that neither VAPH nor M2G may assign this Agreement or any portion thereof, without the express written consent of the other which consent shall not be unreasonably withheld. This provision does not pertain to assignments made to subsidiaries of the corporate parties to this Agreement.

11.5         All headings contained in this Agreement are for convenience and shall not affect the interpretation or meaning of this Agreement.

11.6         The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to effect the validity of this Agreement or any provisions hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such a waiver is sought. No waiver of any such breach shall be construed or deemed to be a waiver of any other subsequent breach.

11.7         M2G shall have a right of “First Notification” for any new andlor subsequent product VAPH will launch into the marketplace. Under the right of first notification, VAPH shall notify M20 of any product to be launched and M2G and VAPH will then have 15 days to negotiate a deal that is acceptable to both parties. In the event that a deal is not reached, VAPH is then free to pursue a deal elsewhere. Both parties agree to meet within 30 days to do a strategic marketing plan.

11.8         M2G may not transfer the rights of this contract to any other party without the expressed written consent of VAPH.

11.9         All press releases must be pre-approved by the non releasing party prior to                             .

11.10       M2G agrees that it can not market a non VAPH product under the label and technology name identified to this contract.

11.11       This Agreement does not constitute a partnership or joint venture between the parties, nor does it constitute one arty as an agent for the other.  Other than for the product described in section 9.2 hereinabove, M2G has no rights to VAPH intellectual property, patents or other formula and product.  Each party shall be responsible for its own employees and all tax reporting and payment associated with the operation of its business.

11.12       Neither M2G nor VAPH or its licensees or assignees may refer to the other in any marketing or advertising, or any other promotional program.  Both parties aagree to be “blind” relative to the other in their marketing, advertising or promotional programs.

IN WITNESS THEREOF, the parties have executed this Agreement as of the date first above mentioned.

M2G MEDIA, INC.

By:
Name:
Title:

VASO ACTIVE PHARMACEUTICALS, INC.

By:
Name:
Title: